July 24th, 2012

3DIcon Business Update

Dear Shareholders,

With this letter, I would like to bring you up-to-date on the progress we are making in the implementation of our two-prong strategy in the glasses-free 3D display industry. As you may recall, that strategy is the rapid but evolutionary development of our patented CSpace® volumetric 3D display technology and, at the same time, rapid market entry via an acquisition into the flat screen 3D segment of the glasses-free 3D display industry. What follows is a summary of our progress in both of these areas.

CSPACE DEVELOPMENT PROGRESS

Before updating you on our accomplishments over the last few weeks and our plans for the next few weeks, I wanted to summarize the great progress we had since the end of March when we started working on our second laboratory prototype, Lab Proto 2. Since then we have increased brightness by approximately 50 times (50x) so that the 3D images we are producing can easily be seen in typical office lighting. With that brightness increase came an increase in resolution of approximately 5 times (5x).

Over the last few weeks, we have been able to identify and test an existing scanning system that we will be using for “slice” illumination that gives depth to the display (the 3rd dimension). That scanning system is expected to increase brightness by another factor of 10 times (10x) that will enable us to produce larger and higher resolution 3D images. By repurposing an existing scanning system rather than creating a custom designed scanning system, we have saved a significant amount of time and money. Over the next few weeks, we plan to assemble the larger image chamber (8x larger volume than Lab Proto 1) and to integrate the new scanning system. Once the system has been assembled, tested and optimized, I will update you on the results.

We are also starting the planning for the third generation laboratory prototype, Lab Proto 3. The goals for Lab Proto 3 are to develop a lower cost and more scalable image chamber material (plastic or glass plus phosphor) and to use that new material to construct an even larger image chamber than we are building for Lab Proto 2. With Lab Proto 3, we expect to validate / de-risk the final component technology upon which CSpace is based and as a result Lab Proto 3 should be the last laboratory prototype we will need to build. On the heels of Lab Proto 3, we plan to design and build an even larger, fully packaged, and portable product prototype which we have been calling the Trade Show Prototype.

FLAT SCREEN 3D TECHNOLOGY ACQUSITION

As indicated in my previous letters, we have been evaluating a number of second-generation glasses-free flat screen 3D display technologies and the companies that are developing these technologies. Our goal was to identify a new technology that could deliver significantly better performance (3D impact and image quality) than current large area multiple-viewer glasses-free 3D flat screen displays without compromising resolution and brightness, as do current displays. The ideal company would also have a great technical team, a broad patent portfolio, and a credible technology roadmap to ensure that these competitive advantages are sustainable into the future.

As you may know by now, we believe we found such a company and we recently signed a Letter of Intent to acquire Dimension Technologies, Inc. (“DTI”) (www.dti3d.com) located in Rochester, NY. Based on our analysis to date, DTI appears to meet all of our requirements and in addition has been self-sufficient since it was founded due to its continued success at securing government funded research grants. The DTI management team also recognizes the value of the display industry veterans that make up the core of the 3DIcon management team. Please keep in mind that while the Letter of Intent does detail the terms of the acquisition, it is subject to confirmatory due diligence by both parties and therefore is not legally binding. Over the next 60-90 days it is our intent to complete that due diligence and once completed to our satisfaction, we intend to consummate the acquisition as soon as possible.

The DTI acquisition, if completed, will be the cornerstone of our flat screen 3D display business just like CSpace is the cornerstone of our volumetric 3D display business. Given how far along DTI is in developing products, we believe that a family of products based on their technology can be delivered to market in a reasonable timeframe. Our current thinking, if the acquisition is successfully completed, is that we will make and sell products based on the DTI technology for commercial and industrial markets (e.g. digital signage) and license the DTI technology to large Asian display companies for use in consumer products like televisions, desktop monitors, laptop computers, tablets, and smart phones. Once we have completed the acquisition, I will have more to say about products and market entry timing.

As I hope you can see from the above updates, we continue to make steady progress in the implementation of our two-prong strategy in the glasses-free 3D display industry: Rapid but evolutionary development of our patented CSpace® volumetric 3D segment and, at the same time, rapid market entry via an acquisition into the flat screen 3D segment. We hope that the progress that our technical team is making on Lab Proto 2 and that our business development team is making on the DTI acquisition, continues to demonstrate to you our ability to not only develop good strategy but to do what it takes to implement that strategy as well. With your continued support, we intend to keep doing just that.

Sincerely,

Mark Willner

CEO

With the exception of historical information, the matters discussed in this news release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of 3DIcon could differ significantly from those statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the company's operations, inability to hire and retain qualified personnel, and changes in the general economic climate. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," “estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by 3DIcon, or any other person, that such forward-looking statements will be achieved. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place